Exhibit 99.1


                    Sono-Tek Announces Second Quarter Results

(October 16, 2008-Milton, NY) Sono-Tek Corporation (OTC BB: SOTK) today announced sales of $1,605,000 for the three months ended August 31, 2008, compared to sales of $1,415,000 for the same period last year. For the six months ended August 31, 2008, the Company's sales increased to $3,226,000 from $2,647,000 for the same period last year, an increase of 22%. Dr. Christopher L. Coccio, Chairman and CEO, attributed the increase to the new business development program, and noted that the sales increase was based on products such as the Exactacoat and Flexicoat, which serve the new solar and fuel cell markets, WideTrack systems for new glass customers and our first textile finishing system, and the new line of SonoDry ultrasonic spray dryers for the pharmaceutical and nanotechnology industries. He also noted that we have our first food industry orders which will ship in October 2008 for customer trials, and while they are not part of second quarter sales, it is very encouraging news for this business segment.

The Company reported a net loss of ($177,000) for the three months ended August 31, 2008, compared to net income of $12,000 for the prior year period. The current period net loss is attributed to the increased spending required by the technical and market development portions of the new business development program. According to Dr. Coccio, "We have spent the last year building technical infrastructure and intellectual property, improving laboratory and other facilities and ramping up trade show presence and our sales organization. This has all been part of a very aggressive program to take the Company to new levels, and we will continue it in spite of the difficulties facing the economy. Nonetheless, we will be looking at each part of the program for costs and results, deferring some items to preserve cash until economic conditions improve. We will continue to be on the offensive for new opportunities, but at the same time, reduce program spending during the current period of uncertainty in the economy."

Recent developments included two awards for the Company. The first was the SMTA Award for best new product, given for the SonoFlux 2000FP 660, a new programmable fluxing machine that is capable of handling printed circuit boards up to 24 inches in width, and which can be automatically switched to other size boards during operations. The second award was the selection of Dr. Coccio for one of the "Best CEO" awards for 2008, based on the Company's financial performance over the past five years. This award was given by Demarche Associates and was awarded to approximately 200 firms out of the 8,000 large and small companies in the S & P Compustat database.

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company's products have long been recognized for their performance, quality, and reliability.

      This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions, the ability to enforce patents and the successful implementation of the business development program. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-KSB and Form 10-QSBs containing additional important information.


                              Sono-Tek Corporation
                             Selected Financial Data
                                    Unaudited


                                     Six Months Ended August 31,    Three Months Ended August 31,
                                         2008           2007            2008             2007

Net Sales                            $ 3,226,003     $ 2,647,166     $ 1,605,482     $ 1,414,523
                                     ===========     ===========     ===========     ===========

Net (Loss) Income                    $  (307,754)    $    31,984     $  (177,296)    $    12,070
                                     ===========     ===========     ===========     ===========

Basic Earnings Per Share             $     (0.02)    $      0.00     $     (0.01)    $      0.00
                                     ===========     ===========     ===========     ===========

Diluted Earnings Per Share           $     (0.02)    $      0.00     $     (0.01)    $      0.00
                                     ===========     ===========     ===========     ===========

Weighted Average Shares - Basic       14,364,732      14,360,541      14,368,374      14,360,541
                                     ===========     ===========     ===========     ===========

Weighted Average Shares - Diluted     14,364,732      14,445,376      14,368,374      14,444,427
                                     ===========     ===========     ===========     ===========